EXHIBIT III

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 333-163812 and 333-99603 on Form S-B of European Investment Bank of our reports dated March 10, 2011, with respect to the unconsolidated financial statements and consolidated financial statements as of and for the year ended December 31, 2010  (both prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of December 8, 1986 as amended by Directive 2001/65/EC of September 27, 2001, by Directive 2003/51/EC of June 18, 2003 and by Directive 2006/46/EC of June 14, 2006) and the consolidated financial statements prepared under IFRS as adopted by the European Union as of and for the year ended December 31, 2010, which reports appear in Exhibit I of the December 31, 2010 annual report on Form 18-K of European Investment Bank.

Luxembourg, 18 April 2011

KPMG Audit S.à r.l.

by
/S/ EMMANUEL DOLLÉ
Emmanuel Dollé